Callon Petroleum Company Announces Second Quarter 2014 Financial and Operating Results

NATCHEZ, Miss., Aug. 6, 2014 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today reported results of operations for the three and six month periods ended June 30, 2014.

The Company highlighted financial and operating results for the second quarter of 2014:

  Net daily production of 5,280 barrels of oil equivalent per day ("BOE/d"), a sequential increase of 21% over the first quarter of 2014, comprised of 84% oil volume
  Adjusted EBITDA, a non-GAAP financial measure, of $27.8 million (See "Non-GAAP Financial Measures and Reconciliations" discussed below)
  Net income available to common shareholders of $0.07 per diluted share and adjusted income available to common shareholders ("Adjusted income"), a non-GAAP financial measure, of $0.14 per diluted share. Adjusted income excludes certain items that the Company believes affect the comparability of operating results, and are generally non-recurring items or items whose timing and/or amount cannot be reasonably estimated (See "Non-GAAP Financial Measures and Reconciliations" below)

Callon also highlighted recent operational activity and corporate developments (production data presented on a "two-stream" basis):

  Six (gross) horizontal wells drilled and nine (gross) horizontal wells completed in the second quarter of 2014, targeting three discrete Wolfcamp shale zones
  Two Wolfcamp B wells in Callon's newest development area at the Carpe Diem field in Midland County, the Kendra Kristen 1121 and Kendra Kristen 1122, produced at peak 24-hour rates of 1,163 BOE/d (6,566' completed lateral) and 1,176 BOE/d (6,582' completed lateral), respectively
  Average peak 24-hour rates of 866 BOE/d per well (average 4,965' completed lateral) from a three-well pad targeting the Lower Wolfcamp B in Reagan County at the Taylor Draw field
  First Lower Spraberry horizontal well spud in Midland County, expanding drilling in the Midland Basin to four targeted benches
  Drilling of first horizontal well (planned 9,400' completed lateral) targeting the Wolfcamp B on recently acquired acreage in Upton County commenced in partnership with offsetting operator
  Additional drilling rig scheduled for delivery in the fourth quarter of 2014 to accelerate horizontal development, targeting approximately 40 (gross) operated, horizontal well completions in 2015

Fred Callon, Chairman and CEO commented, "We are pleased to announce another solid quarter of execution of our horizontal drilling program, resulting in a three-fold increase in Permian production since the first quarter of 2013 and a continued decrease in lease operating expense. We look forward to building upon this success with the application of this execution capability across an expanded set of drilling opportunities with the addition of a drilling rig later this year. Based on our current plans, we expect to have over 80 operated horizontal wells producing by the end of next year, firmly establishing Callon as a leading operator in the Midland Basin."

Operating and Financial Results

Total Revenue. For the quarter ended June 30, 2014, Callon reported total revenues of $40.5 million, comprised of oil revenues of $37.7 million and natural gas revenues of $2.8 million. Average daily production for the quarter was 5,280 BOE/d compared to average daily production of 4,355 BOE/d in the first quarter of 2014. Average realized prices were $93.10 per barrel of oil and $6.17 per Mcf of natural gas in the second quarter of 2014, representing a weighted average of $84.30 per BOE produced.

Lease Operating Expenses, including workover expense ("LOE"). LOE for the three months ended June 30, 2014 was $9.08 per BOE, compared to LOE of $10.78 per BOE in the first quarter of 2014, which was within the range of published guidance.

Production Taxes, including ad valorem taxes. Production taxes were $4.71 per BOE in the second quarter of 2014. Production taxes were lower than published guidance.

Depreciation, Depletion and Amortization ("DD&A"). DD&A for the three months ended June 30, 2014 was $24.96 per BOE compared to $26.88 per BOE in the first quarter of 2014, with the decrease in per unit DD&A being attributable to increased estimated proved reserves relative to our depreciable asset base (the full cost pool).

General and Administrative, net of amounts capitalized ("G&A"). G&A for the three months ended June 30, 2014 was $9.6 million compared to $10.8 million in the first quarter of 2014. G&A excluding certain non-recurring items and non-cash valuation adjustments ("Adjusted G&A", a non-GAAP measure) was $4.9 million for the current period and $4.5 million for the first quarter of 2014. Adjusted G&A for the second quarter of 2014 excluded $4.7 million of expense related to the following items:

  $0.1 million in non-recurring, cash expense related to a withdrawn proxy contest
  $4.6 million in non-cash expense related to the mark-to-market adjustment of performance-based phantom stock incentive awards

Interest Expense. Interest expense incurred during the three months ended June 30, 2014 increased to $1.8 million compared to $1.0 million in the first quarter of 2014, primarily due to an increase in interest expense related to the increase in the balance of our Credit Facility, additional interest in connection with our Second Lien Facility and first quarter 2014 amortization of deferred credit in the amount of $0.4 million related to the Senior Notes. Offsetting these increases was a decrease in interest expense resulting from the full redemption of the Senior Notes completed on April 11, 2014.

Income (Loss) Available to Common Shareholders. The Company reported net income available to common shareholders of $2.8 million in the second quarter of 2014 and Adjusted income, a non-GAAP measure, of $5.7 million, or $0.14 per diluted share, which excludes (net of tax effects): (a) $5.0 million in expenses related to the non-cash, mark-to-market valuation of the Company's derivative positions and phantom stock equity awards, (b) $2.1 million gain on early redemption of our Senior Notes, and (c) $0.1 million of non-recurring G&A expenses. The Company's effective tax rate for the second quarter was 45% due to non-deductible executive compensation expense and state income taxes.

For a definition of Adjusted income and a reconciliation of income (loss) available to common shareholders to Adjusted income, see "Non-GAAP Financial Measures and Reconciliations" below. No adjustments have been made to Adjusted income for non-recurring items, such as the increased income statement tax rate described above.

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP measure, for the second quarter of 2014 was $23.5 million, an increase of $4.8 million, or 26%, over the first quarter of 2014 of $18.7 million. The second quarter of 2014 included $1.4 million for retained asset retirement obligation expenditures related to Gulf of Mexico properties that were sold in the fourth quarter of 2013. Excluding this expenditure for discontinued operations, discretionary cash flow from continuing operations was $24.9 million or $0.60 per diluted share.

For a definition of discretionary cash flow and reconciliation to net cash flow provided from operating activities, see "Non-GAAP Financial and Reconciliations" below. No adjustments have been made to discretionary cash flow for non-recurring cash items, such as the asset retirement obligation expenditures described above.

Capital Expenditures

The following table summarizes the Company's drilling activity in the Permian Basin for the three months ended June 30, 2014:

	Drilled		Completed		Awaiting Completion
	Gross	Net	Gross	Net	Gross	Net
Southern Midland Basin
Horizontal wells	5	4.8	7	6.3	4	3.8
Total	5	4.8	7	6.3	4	3.8

Central Midland Basin
Vertical wells	1	0.4	1	0.4	1	0.4
Horizontal wells	1	0.9	2	1.7	—	—
Total	2	1.3	3	2.1	1	0.4

Total vertical wells	1	0.4	1	0.4	1	0.4
Total horizontal wells	6	5.7	9	8.0	4	3.8

Total	7	6.1	10	8.4	5	4.2

Callon's total capital expenditures for the second quarter of 2014 are detailed below (in thousands):

Three Months Ended
June 30, 2014
Operational capital expenditures	$57,747
Capitalized G&A and interest	2,617
Total capital expenditures, excluding acquisitions	60,364

Acquisitions	1,095
Total capital expenditures	$61,459

Our updated 2014 operational capital expenditure budget approximates $215 million, excluding acquisitions and capitalized expenses. This budgeted amount includes plans to drill up to 30 gross (25.3 net) horizontal and seven gross (4.7 net) vertical wells, while completing 31 gross (26.7 net) horizontal and five gross (3.3 net) vertical wells. Our initial operational capital expenditure budget was established at $185 million and has been subsequently increased for the items below.

In the first half of 2014, we began testing larger horizontal well completion designs in an effort to improve production rates and the amount of recoverable resources. Based on satisfactory drilling, completion and well performance to date, we believe that our enhanced completion designs create the potential for increased total returns on capital after adjusting for incremental costs of approximately $0.5 million to $0.8 million per completion depending on the depth of the well. While we continue to monitor the effectiveness of our enhanced completion designs, we increased our 2014 operational budget to include the incremental change in costs for the completion designs by approximately $10 million for this initiative.

In addition, we recently commenced the drilling of a horizontal well in partnership with a large public company on our recently acquired acreage in Upton County. This non-operated well, in which we own a 57% working interest, is estimated to cost approximately $5.5 million on a net basis.

As discussed above, we signed an agreement for a drilling rig to be used in an expanded horizontal development program. We currently forecast that this initiative will add approximately $9 million to our initial operating capital expenditure budget in 2014.

The remaining difference, approximately $5.5 million, is primarily due to a higher number of scheduled completions resulting from modifications to our original drilling schedule. We currently intend to complete 26.7 net horizontal wells relative to 24.7 net wells in our previous forecast.

Third Quarter and Full Year 2014 Guidance

The following third quarter guidance assumes the drilling of eight gross (6.6 net) horizontal wells and the completion of seven gross (5.9 net) horizontal wells. Full year guidance, previously provided on May 8, 2014, has been updated for third quarter 2014 guidance and actual results for 2014 to date.

	3rd Quarter 2014	Full Year

Total production (BOE/d)	5,450 - 5,650	5,250 - 5,350
% oil	79% - 81%	80% - 83%

Expenses (per BOE)
LOE, including workovers	$9.00 - $10.00	$9.00 - $10.00
Production taxes, including ad valorem	$4.50 - $4.75	$4.60 - $4.80
Adjusted G&A (a)	$9.25 - $10.25	$9.00 - $10.00

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Listed below are the outstanding hedges for the second half of 2014 and calendar year 2015.

	For the Six Months Ending December 31,	For the Year Ending December 31,
Oil contracts	2014	2015
Collar contracts combined with short puts (three-way collar):
Volume (MBbls)	—	317
Price per Bbl
Ceiling (short call)	—	$99.10
Floor (long put)	—	$90.00
Short put	—	$75.00
Swap contracts:
Total volume (MBbls)	304	—
Weighted average price per Bbl	$95.10	—
Put spreads:
Volume (MBbls)	—	276
Long put price per Bbl	—	$90.00
Short put price per Bbl	—	$75.00
Swap contracts combined with short put:
Volume (MBbls)	184	—
Swap price per Bbl	$93.35	—
Short put price per Bbl	$70.00	—

	For the Six Months Ending December 31,	For the Year Ending December 31,
Natural gas contracts	2014	2015
Call contracts:
Volume (MMBtu)	230	—
Short call price per MMBtu (a)	$4.75	—
Long call price per MMBtu (a)	$4.75	—
Swap contracts combined with short calls:
Swap volume (MMBtu)	368	—
Swap price per MMBtu	$4.25	—
Short call volume (MMBtu)	—	438
Short call price per MMBtu	—	$5.00

(a)	Offsetting contracts.

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures as "discretionary cash flow," "Adjusted income," "Adjusted G&A" and "Adjusted EBITDA." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

  Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.
  We believe that the non-GAAP measure of Adjusted income and Adjusted income per diluted share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided below. Prior to being tax-effected and excluded, the amounts reflected in the determination of Adjusted income and Adjusted income per diluted share below were computed in accordance with GAAP.
  Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table below details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
  We calculate Adjusted Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") as Adjusted income plus interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that Adjusted EBITDA provides additional information with respect to our performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA we present may not be comparable to similarly titled measures of other companies.

The following table reconciles net cash flow provided by operating activities to discretionary cash flow (in thousands) for the periods indicated:

	Three Months Ended
	June 30, 2014	March 31, 2014	Change
Discretionary cash flow (a)	$23,543	$18,728	$4,815
Net working capital changes and other changes	(7,913)	1,239	(9,152)
Net cash flow provided by operating activities (a)	$15,630	$19,967	$(4,337)

(a)	Includes $1,443 and $26 of asset retirement obligations related to discontinued Gulf of Mexico operations in the three month periods ended June 30 and March, 2014, respectively.

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Discretionary cash flow (a)	$23,543	$10,281	$13,262	$42,271	$21,589	$20,682
Net working capital changes and other changes	(7,913)	(2,919)	(4,994)	(6,674)	(1,352)	(5,322)
Net cash flow provided by operating activities (a)	$15,630	$7,362	$8,268	$35,597	$20,237	$15,360

(a)	Includes $1,443 and $1,469 of asset retirement obligations related to discontinued Gulf of Mexico operations in the three and six month periods ended June 30, 2014, respectively.

The following tables reconcile income (loss) available to common stockholders to Adjusted income (in thousands; reconciling items are reflected net of tax):

	Three Months Ended June 30,
	2014	2013	Change
Income available to common stockholders	$2,767	$78	$2,689
Net (gain) loss on derivative contracts, net of settlements	1,975	(837)	2,813
Phantom stock mark-to-market, net of settlements	2,982	(427)	3,409
Withdrawn proxy contest expenses	85	—	85
Gain on early redemption of debt	(2,083)	—	(2,083)
Adjusted income (loss)	$5,726	$(1,186)	$6,912
Adjusted income (loss) per fully diluted common share	$0.14	$(0.03)	$0.17

	Six Months Ended June 30,
	2014	2013	Change
Income (loss) available to common stockholders	$2,656	$(722)	$3,378
Net (gain) loss on derivative contracts, net of settlements	3,041	(161)	3,202
Phantom stock mark-to-market, net of settlements	4,707	(554)	5,261
Early retirement expense	1,601	—	1,601
Withdrawn proxy contest expenses	860	—	860
Gain on sale of equipment	(702)	—	(702)
Gain on early redemption of debt	(2,083)	—	(2,083)
Adjusted income (loss)	$10,080	$(1,437)	$11,517
Adjusted income (loss) per fully diluted common share	$0.24	$(0.04)	$0.28

The following tables reconcile net income (loss) to Adjusted EBITDA (in thousands) for the periods indicated:

	Three Months Ended June 30,
	2014	2013	Change
Net income	$4,740	$758	$3,982
Net pre-tax adjustments to arrive at Adjusted income	4,551	(1,264)	5,815
Income tax expense	4,128	663	3,465
Interest expense	1,825	1,537	288
Depreciation, depletion and amortization	12,378	11,012	1,366
Accretion expense	173	533	(360)
Adjusted EBITDA	$27,795	$13,239	$14,556

	Six Months Ended June 30,
	2014	2013	Change
Net income (loss)	$6,603	$(42)	$6,645
Net pre-tax adjustments to arrive at Adjusted income	11,421	(1,100)	12,521
Income tax expense	5,469	494	4,975
Interest expense	2,802	3,052	(250)
Depreciation, depletion and amortization	22,976	22,405	571
Accretion expense	401	1,098	(697)
Adjusted EBITDA	$49,672	$25,907	$23,765

The following tables reconcile total G&A to Adjusted G&A (in thousands) for the periods indicated:

	Three Months Ended
	June 30, 2014	March 31, 2014	Change
Total G&A	$9,639	$10,807	$(1,168)
Withdrawn proxy contest	(130)	(1,193)	1,063
Accelerated vesting of outstanding equity awards for early retirement of employees	—	(2,463)	2,463
Mark-to-market valuation adjustment of performance-based phantom stock incentive awards	(4,587)	(2,655)	(1,932)
Adjusted G&A	$4,922	$4,496	$426

	Three Months Ended June 30,
	2014	2013	Change
Total G&A	$9,639	$4,545	$5,094
Withdrawn proxy contest	(130)	-	(130)
Mark-to-market valuation adjustment of performance-based phantom stock incentive awards	(4,587)	657	(5,244)
Adjusted G&A	$4,922	$5,202	$(280)

	Six Months Ended June 30,
	2014	2013	Change
Total G&A	$20,446	$8,284	$12,162
Withdrawn proxy contest	(1,323)	-	(1,323)
Accelerated vesting of outstanding equity awards for early retirement of employees	(2,463)	-	(2,463)
Mark-to-market valuation adjustment of performance-based phantom stock incentive awards	(7,242)	852	(8,094)
Adjusted G&A	$9,418	$9,136	$282

The following tables present summary information for the periods indicated, and are followed by the Company's financial statements.

	Three Months Ended June 30,
	2014	2013	Change	% Change
Net production:
Oil (MBbls)	405	198	207	105%
Natural gas (MMcf)	452	787	(335)	(43)%
Total production (MBOE)	480	329	151	46%
Average daily production (BOE/d)	5,280	3,615	1,665	46%
% oil (BOE basis)	84%	60%	—	—
Average realized sales price:
Oil (Bbl)	$93.10	$96.27	$(3.17)	(3)%
Natural gas (Mcf) (includes NGLs)	6.17	4.70	1.47	31%
Total (BOE)	$84.30	$69.18	$15.12	22%
Oil and natural gas revenues (in thousands):
Oil revenue	$37,710	$19,061	$18,649	98%
Natural gas revenue	2,792	3,699	(907)	(25)%
Total	$40,502	$22,760	$17,742	78%
Additional per BOE data:
Sales price	$84.30	$69.18	$15.12	22%
Lease operating expense	9.08	15.98	(6.90)	(43)%
Production taxes	4.71	2.47	2.24	91%
Operating margin	$70.50	$50.73	$19.77	39%
Other expenses per BOE:
Depletion, depreciation and amortization	$24.96	$32.38	$(7.42)	(23)%
Adjusted G&A (a)	10.25	15.81	(5.56)	(35)%

	Six Months Ended June 30,
	2014	2013	Change	% Change
Net production:
Oil (MBbls)	737	404	333	82%
Natural gas (MMcf)	816	1,525	(709)	(47)%
Total production (MBOE)	873	658	215	33%
Average daily production (BOE/d)	4,823	3,596	1,227	34%
% oil (BOE basis)	84%	61%	—	—
Average realized sales price:
Oil (Bbl)	$93.11	$95.55	$(2.44)	(3)%
Natural gas (Mcf) (includes NGLs)	6.34	4.39	1.95	44%
Total (BOE)	$84.53	$68.85	$15.68	23%
Oil and natural gas revenues (in thousands):
Oil revenue	$68,619	$38,601	$30,018	78%
Natural gas revenue	5,168	6,700	(1,532)	(23)%
Total	$73,787	$45,301	$28,486	63%
Additional per BOE data:
Sales price	$84.53	$68.85	$15.68	23%
Lease operating expense	9.84	16.47	(6.63)	(40)%
Production taxes	4.79	2.32	2.47	107%
Operating margin	$69.90	$50.06	$19.84	40%
Other expenses per BOE:
Depletion, depreciation and amortization	$25.79	$32.97	$(7.19)	(22)%
Adjusted G&A (a)	10.79	13.88	(3.09)	(22)%

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Callon Petroleum Company Consolidated Balance Sheets (in thousands, except par and per share values and share data)

	June 30, 2014	December 31, 2013
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$1,172	$3,012
Accounts receivable	26,951	20,586
Deferred tax asset	5,846	3,843
Other current assets	1,798	2,123
Total current assets	35,767	29,564
Oil and natural gas properties, full cost accounting method:
Evaluated properties	1,844,691	1,701,577
Less accumulated depreciation, depletion and amortization	(1,444,169)	(1,420,612)
Net oil and natural gas properties	400,522	280,965
Unevaluated properties	36,957	43,222
Total oil and natural gas properties	437,479	324,187
Other property and equipment, net	7,388	7,255
Restricted investments	3,806	3,806
Deferred tax asset	50,421	57,765
Other assets, net	5,057	1,376
Total assets	$539,918	$423,953
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,028	$53,464
Market-based restricted stock unit awards	6,683	4,173
Asset retirement obligations	2,846	4,120
Fair value of derivatives	5,306	1,036
Total current liabilities	75,863	62,793
13% senior notes:
Principal outstanding	—	48,481
Deferred credit, net of accumulated amortization of $0 and $26,239, respectively	—	5,267
Total 13% senior notes	—	53,748
Senior secured revolving credit facility	84,000	22,000
Second lien term loan facility	82,500	—
Asset retirement obligations	2,752	2,612
Market-based restricted stock unit awards	10,717	3,409
Other long-term liabilities	1,497	297
Total liabilities	257,329	144,859
Stockholders' equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 1,578,948 and 1,578,948 shares outstanding, respectively	16	16
Common stock, $0.01 par value, 110,000,000 and 60,000,000 shares authorized; 40,785,751 and 40,345,456 shares outstanding, respectively	408	404
Capital in excess of par value	402,375	401,540
Accumulated deficit	(120,210)	(122,866)
Total stockholders' equity	282,589	279,094
Total liabilities and stockholders' equity	$539,918	$423,953

Callon Petroleum Company Consolidated Statements of Operations (Unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues:
Oil sales	$37,710	$19,061	$68,619	$38,601
Natural gas sales	2,792	3,699	5,168	6,700
Total operating revenues	40,502	22,760	73,787	45,301
Operating expenses:
Lease operating expenses	4,363	5,259	8,593	10,836
Production taxes	2,265	812	4,182	1,532
Depreciation, depletion and amortization	11,982	10,654	22,520	21,696
General and administrative	9,639	4,545	20,446	8,284
Accretion expense	173	533	401	1,098
Gain on sale of other property and equipment	—	—	(1,080)	—
Total operating expenses	28,422	21,803	55,062	43,446
Income from operations	12,080	957	18,725	1,855
Other (income) expenses:
Interest expense	1,825	1,537	2,802	3,052
Gain on early extinguishment of debt	(3,205)	—	(3,205)	—
Loss (gain) on derivative contracts	4,685	(1,981)	7,198	(1,563)
Other (income) expense	(93)	(44)	(142)	(89)
Total other expenses	3,212	(488)	6,653	1,400
Income before income taxes	8,868	1,445	12,072	455
Income tax expense	4,128	663	5,469	494
Income (loss) before equity in earnings of Medusa Spar LLC	4,740	782	6,603	(39)
Loss from Medusa Spar LLC	—	(24)	—	(3)
Net income (loss)	4,740	758	6,603	(42)
Preferred stock dividends	(1,973)	(680)	(3,947)	(680)
Income (loss) available to common stockholders	$2,767	$78	$2,656	$(722)
Income (loss) per common share:
Basic	$0.07	$0.00	$0.07	$(0.02)
Diluted	$0.07	$0.00	$0.06	$(0.02)
Shares used in computing income (loss) per common share:
Basic	40,606	40,089	40,467	39,941
Diluted	41,605	40,323	41,652	39,941

Callon Petroleum Company Consolidated Statements of Cash Flows (Unaudited; in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$6,603	$(42)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	22,976	22,405
Accretion expense	401	1,098
Amortization of non-cash debt related items	298	228
Amortization of deferred credit	(433)	(1,615)
Equity in earnings of Medusa Spar LLC	—	3
Deferred income tax expense	5,469	494
Net loss (gain) on derivatives, net of settlements	4,677	(249)
Gain on sale of other property and equipment	(1,080)	—
Non-cash gain for early debt extinguishment	(3,205)	—
Non-cash expense related to equity share-based awards	(36)	734
Change in the fair value of liability share-based awards	8,070	(852)
Payments to settle asset retirement obligations	(1,469)	(615)
Changes in current assets and liabilities:
Accounts receivable	(5,268)	789
Other current assets	265	598
Current liabilities	2,014	(324)
Payments to settle vested liability share-based awards	(3,469)	(239)
Change in other long-term liabilities	—	(386)
Change in other assets, net	(216)	(1,790)
Net cash provided by operating activities	35,597	20,237
Cash flows from investing activities:
Capital expenditures	(127,219)	(58,385)
Acquisition	—	(11,000)
Proceeds from sales of mineral interest and equipment	2,267	1,389
Distribution from Medusa Spar LLC	—	616
Net cash used in investing activities	(124,952)	(67,380)
Cash flows from financing activities:
Borrowings on debt	150,000	31,000
Payment of deferred financing costs	(2,928)	—
Payments on debt	(55,610)	(41,000)
Issuance of preferred stock	—	70,090
Payment of preferred stock dividends	(3,947)	(680)
Net cash provided by financing activities	87,515	59,410
Net change in cash and cash equivalents	(1,840)	12,267
Balance, beginning of period	3,012	1,139
Balance, end of period	$1,172	$13,406

Earnings Call Information

The Company will host a conference call on Thursday, August 7, 2014 to discuss second quarter financial and operating results.

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, August 7, 2014, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time)
Webcast:	Live webcast will be available at www.callon.com in the "Investors" section of the website.

Alternatively, you may join by telephone:

Toll Free Call-in number:	1-877-415-3183
International Call-in Number:	1-857-244-7326
Participant Passcode:	51538939

An archive of the conference call webcast will also be available at www.callon.com in the "Investors" section of the website.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled, future increases in production, the Company's 2014 and 2015 guidance, capital budget, the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294

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